Exhibit 99.1

Zoom Telephonics Reports Improved Results for Q2 2010

Boston, MA, August 4, 2010 –Zoom Telephonics, Inc. (OTCBB: ZMTP), a leading producer of modems and other communication products, today released financials for the second quarter ended June 30, 2010 that showed a significant improvement over the same quarter of 2009.  Net sales increased 14% to $3.5 million in Q2 2010, and Zoom’s net loss dropped to $162 thousand in Q2 2010 from $274 thousand in Q2 2009.

Gross profit was $0.9 million or 25.7% of net sales in Q2 2010, down from a gross profit of $1.0 million or 32.1% of net sales in Q2 2009.  The lower gross margin was due to higher freight expenses, particularly air freight for bringing products from China to Zoom’s Tijuana and UK warehouses to meet higher than expected demand.

Operating expenses were $1.06 million or 30% of net sales in Q2 2010, down from $1.25 million or 41% of net sales in Q2 2009.  This improvement in Q2 2010 was primarily due to a one-time $98 thousand reduction of an insurance liability, lower professional fees, and lower personnel costs.

Zoom’s cash balance on June 30, 2010 was $0.4 million, down from $1.2 million on December 31, 2009. Decreases in cash were primarily due to a loss of $0.5 million in the first 6 months of 2010, a receivables increase of $0.6 million, and an inventory increase of $0.3 million. An increase in accounts payable and accrued expenses of $0.4 million increased cash.  Zoom’s current ratio was 2.4 on June 30, 2010.  Zoom has no long-term debt.

“For the second consecutive quarter we are pleased to be reporting higher sales, lower expenses, and smaller losses compared to the same quarter of last year,” said Frank Manning, Zoom’s President and CEO.  “We will continue to try to drive down our costs, though this is challenging given our new product goals and higher level of Internet search-related advertising.  One obvious expense target is air freight, which cost $185 thousand in Q2 2010. Even more important than expense reduction is growth of our sales through existing products and new products.  Our 56K modem sales remain strong, since our retailers are taking a larger share of the 56K modem market as fewer computers ship with 56K modems.  Zoom recently began shipping its first DOCSIS 3.0 cable modem, and initial sell-through by our retailers is encouraging.  We have also started shipping the first of a broad line of new ADSL modems using Broadcom technology, and we are excited by the prospects for this product line as we continue to introduce new ADSL products in Q3 2010. Our 3G and wireless-N products are growing nicely, but from a relatively small base.  Our ZDTV wireless keyboard is a strong product in a new product category, wireless keyboards for HDTV, and we are starting to get some important placements and market tests.”

Zoom has scheduled a conference call for Thursday, August 5 at 10:00 a.m. Eastern Time. You may access the conference call by dialing (866) 393-7958.  The conference ID is 91897752.  The call will also be simulcast to stock analysts and other interested parties on Zoom’s website, www.zoom.com/Q2, and to other financial and investor-oriented websites.  Shortly after the conference call, a recording of the call will be available on Zoom’s website.  For additional information, please contact Investor Relations, Zoom Technologies, 207 South Street, Boston, MA 02111, telephone (617) 753-0897, email investor@zoom.com, or visit Zoom’s website at www.zoom.com.

About Zoom Telephonics

Zoom Telephonics, Inc. designs, produces, markets, and supports communication products under the Zoom, Hayes®, and Global Village® brands. Zoom is headquartered in Boston, and its European sales and support center is in the UK. Zoom markets its products in over forty countries, and provides multi-lingual support from its offices in Boston and the UK. For more information about Zoom and its products, please see www.zoom.com.

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Forward Looking Statements

This release contains forward-looking information relating to Zoom Telephonics’ plans, expectations, and intentions, including statements relating to Zoom’s new products.  Actual results may be materially different from expectations as a result of known and unknown risks, including: the need for additional funding which Zoom may be unable to obtain; Zoom’s ability to continue as a going concern; declining demand for certain of Zoom’s products; Zoom’s reliance on limited number of customers for sale of its products; fluctuations in the foreign currency exchange rate in relation to the U.S. dollar; delays, unanticipated costs, interruptions or other uncertainties associated with Zoom’s production and shipping capabilities in Mexico; Zoom’s reliance on an outsourcing partner to conduct production operations in Mexico; Zoom’s dependence on key employees; the uncertainty of future demand from any specific customer or for all of Zoom’s customers as a group; the uncertainty of the regulatory environment for Zoom’s products; uncertainty of new product development and introduction, including budget overruns, project delays, and the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; Zoom’s dependence on one or a limited number of suppliers for certain key components; rapid technological change; competition; factors affecting Zoom’s liquidity; and other risks set forth in Zoom’s filings with the Securities and Exchange Commission. Zoom cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Zoom expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Zoom’s expectations or any change in events, conditions or circumstance on which any such statement is based.

ZOOM TELEPHONICS, INC.

Condensed Balance Sheets

In thousands

(Unaudited)

	06/30/10	12/31/09

ASSETS

Current assets:

Cash	$368	$1,224
Accounts receivable, net	1,819	1,199
Inventories	1,837	1,586
Prepaid expenses and other	190	224

Total current assets	4,214	4,233

Property and equipment, net	51	58

Deferred other receivable	155	166

Total assets	$4,420	$4,457

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,357	$1,015
Accrued expenses	409	375

Total current liabilities	1,766	1,390

Total liabilities	1,766	1,390

Stockholders’ equity:

Common stock and additional paid-in capital	32,603	32,541
Accumulated other comprehensive income (loss)	348	363
Retained earnings (accumulated deficit)	(30,297)	(29,837)

Total stockholders’ equity	2,654	3,067

Total liabilities & stockholders’ equity	$4,420	$4,457

ZOOM TELEPHONICS, INC.

Condensed Statements of Operations

In thousands, except for per share data

(Unaudited)

	Three Months Ended		Six Months Ended
	6/30/10	6/30/09	6/30/10	6/30/09

Net sales	$3,500	$3,066	$5,994	$5,414
Cost of goods sold	2,600	2,082	4,330	3,937

Gross profit	900	984	1,664	1,477

Operating expenses:
Selling	500	451	948	938
General and administrative	266	508	639	1,253
Research and development	294	290	599	652
Total operating expenses	1,060	1,249	2,186	2,843

Operating profit (loss)	(160)	(265)	(522)	(1,366)

Other income (expense), net	(2)	(9)	62	37

Income (loss) before income taxes	(162)	(274)	(460)	(1,329)

Income tax expense (benefit)	—	—	—	—

Net income (loss)	$(162)	$(274)	$(460)	$(1,329)

Basic and diluted earnings (loss) per share:

Earnings (loss) per share	$(0.08)	$(0.14)	$(0.23)	$(0.68)

Weighted average number of shares outstanding:

Basis and Diluted	1,981	1,959	1,981	1,945

Zoom Telephonics' common stock was not publicly traded prior to the September 22, 2009 Spin-Off of Zoom Telephonics from its then parent Zoom Technologies.  For comparability purposes, the calculation of weighted average common shares outstanding shown above for the quarter ended June 30, 2009 and six months ended June 30, 2009 includes the common shares of Zoom Technologies outstanding for all periods prior to September 22, 2009.